Exhibit 99.1

News Release

IMMEDIATE RELEASE

Graham Corporation Reports

Fiscal 2020 Second Quarter and First Half Results

•	Second quarter revenue of $22 million; EPS of $0.12

•	Second quarter orders of $33 million

•	Expecting fiscal 2020 book-to-bill ratio in excess of 1x; backlog grew to $128 million at September 30

BATAVIA, NY, October 30, 2019 – Graham Corporation (NYSE: GHM), a global business that designs, manufactures and sells critical equipment for the oil refining, petrochemical and defense industries, today reported financial results for its second quarter and six months ended September 30, 2019. Graham’s current fiscal year ends March 31, 2020 (“fiscal 2020”).

Net sales in the second quarter of fiscal 2020 were $21.6 million compared with $21.4 million in the second quarter of the fiscal year ended March 31, 2019 (“fiscal 2019”). This year’s second quarter net income and earnings per share (“EPS”) were $1.2 million and $0.12, respectively. Last year’s second quarter net income and EPS were $1.8 million and $0.19, respectively. Excluding the commercial nuclear utility business which was divested in June 2019, adjusted net income and adjusted EPS in last year’s second quarter, both of which are non-GAAP measures, were $2.4 million and $0.24, respectively. The Company makes important disclosures regarding its use of non-GAAP measures on the following page of this release.

James R. Lines, Graham’s President and Chief Executive Officer, commented, “Our second quarter results were in line with our expectations and we believe we are on track for a strong second half of fiscal 2020, for both revenue and profitability. New orders were $33 million with approximately two-thirds from our global crude oil refining end market.

“We are encouraged by these recent new orders and the building pipeline of opportunities within this end market. Backlog expanded to $128 million and importantly, commercial backlog has more than tripled from its low water mark two years ago. We expect that fiscal 2020 revenue and profit will expand markedly compared with fiscal 2019 and also we believe that fiscal 2021 will offer further expansion.”

Second Quarter Fiscal 2020 Sales Summary

(See accompanying financial tables for a breakdown of sales by industry and region)

Consolidated net sales increased by $0.2 million in the second quarter of fiscal 2020 compared with the prior-year quarter. Sales to the chemical/petrochemical market were up $6.7 million to $10.5 million. This increase was partially offset by decreases of $1.8 million for the divested Energy Steel business as well as decreases of $3.4 million and $1.5 million to the refining and other commercial, industrial and defense markets, respectively.

From a geographic perspective, U.S. sales represented 73% of consolidated sales in the fiscal 2020 second quarter compared with 70% in the second quarter of fiscal 2019. International sales were 27% of consolidated sales in the fiscal 2020 second quarter, compared with 30% in the prior-year comparable period.

Fluctuations in Graham’s sales among geographic locations and industries can vary measurably from quarter-to-quarter based on the timing and magnitude of projects. Graham does not believe that such quarter-to-quarter fluctuations are indicative of business trends, which it believes are more apparent on a trailing twelve month basis.

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Graham Corporation Reports Fiscal 2020 Second Quarter and First Half Results

October 30, 2019

Second Quarter Fiscal 2020 Performance Review

($ in millions except per share data)	Q2 FY20	Q2 FY19	Change
Net sales	$21.6	$21.4	$0.2
Gross profit	$4.9	$6.2	$(1.3)
Gross margin	22.9%	29.0%
Operating profit	$1.1	$1.4	$(0.3)
Operating margin	5.1%	6.8%
Net income	$1.2	$1.8	$(0.6)
Diluted EPS	$0.12	$0.19	$(0.07)
Non-GAAP financial measures:
Adjusted operating profit	$1.1	$2.1	$(1.0)
Adjusted operating margin	5.1%	10.9%
Adjusted net income	$1.2	$2.4	$(1.2)
Adjusted diluted EPS	$0.12	$0.24	$(0.12)
Adjusted EBITDA	$1.7	$2.9	$(1.2)
Adjusted EBITDA margin	7.8%	14.7%

Refer to pages 10 and 11 of this press release for reconciliations to non-GAAP financial measures and other important disclosures regarding Graham’s use of non-GAAP measures.

Graham believes that, when used in conjunction with measures prepared in accordance with GAAP, adjusted operating profit, adjusted operating margin (adjusted operating profit as a percentage of sales excluding Energy Steel), adjusted net income, adjusted diluted EPS, adjusted EBITDA (defined as consolidated net income before net interest income, income taxes, depreciation and amortization, and the operating loss and loss on the sale of Energy Steel) and adjusted EBITDA margin (adjusted EBITDA as a percentage of sales excluding Energy Steel), which are non-GAAP measures, help in the understanding of its operating performance. Moreover, Graham’s credit facility also contains ratios based on EBITDA. See the attached tables for additional important disclosures regarding Graham’s use of adjusted operating profit, adjusted operating margin, adjusted net income, adjusted diluted EPS, adjusted EBITDA and adjusted EBITDA margin as well as reconciliations of operating profit to adjusted operating profit and reconciliations of net income to adjusted net income and adjusted EBITDA.

Graham divested of its commercial nuclear utility business, Energy Steel, during the first quarter of fiscal 2020. There was no impact on the financial results during the second quarter of fiscal 2020. However, during the second quarter of fiscal 2019, results of this business included sales of $1.8 million, an operating loss of $0.7 million and a net loss of $0.6 million.

Overall, fiscal 2020’s second quarter adjusted operating profit, adjusted net income, and adjusted EBITDA were unfavorably impacted by a lower gross margin compared with the prior-year second quarter.

Fiscal 2020’s second quarter gross profit and margin were unfavorably impacted by a varying mix of projects compared with the second quarter of fiscal 2019, which was unusually strong.

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Graham Corporation Reports Fiscal 2020 Second Quarter and First Half Results

October 30, 2019

Selling, general and administrative (“SG&A”) expenses improved to $3.8 million in the second quarter of fiscal 2020, compared with $4.8 million in the second quarter of fiscal 2019. The prior-year quarter included $0.6 million for the divested Energy Steel business. SG&A as a percent of sales was approximately 18% and 22% in the second quarters of fiscal 2020 and fiscal 2019, respectively.

During the second quarter of fiscal 2020 Graham had an effective tax rate of 22%, compared with 9% in the second quarter of fiscal 2019. The low rate in the prior-year quarter reflected a cumulative adjustment due to a reduction in the full year effective tax rate.

First Half Fiscal 2020 Performance Review

($ in millions except per share data)	YTD FY20	YTD FY19	Change
Net sales	$42.2	$51.0	$(8.8)
Gross profit	$9.7	$13.4	$(3.7)
Gross margin	22.9%	26.2%
Operating profit	$0.7	$4.0	$(3.3)
Operating margin	1.7%	7.8%
Net income	$1.3	$4.2	$(2.9)
Diluted EPS	$0.13	$0.42	$(0.29)
Non-GAAP financial measures:
Adjusted operating profit	$1.8	$5.2	$(3.4)
Adjusted operating margin	4.5%	11.2%
Adjusted net income	$2.2	$5.1	$(2.9)
Adjusted diluted EPS	$0.22	$0.52	$(0.30)
Adjusted EBITDA	$3.0	$6.7	$(3.7)
Adjusted EBITDA margin	7.3%	14.4%

Energy Steel’s results for the first half of fiscal 2020, including the loss on sale, included sales of $1.3 million, an operating loss of $1.1 million and a net loss of $0.9 million. During the first half of fiscal 2019, results of this business included sales of $4.7 million, an operating loss of $1.2 million and a net loss of $1.0 million.

International sales were $12.1 million in the first half of fiscal 2020 and represented 29% of total sales, compared with $22.5 million, or 44%, of sales in the same prior-year period. Sales to the U.S. were $30.1 million, or 71%, of first half net sales in fiscal 2020, compared with $28.5 million, or 56%, of fiscal 2019 first half net sales.

Overall, adjusted operating profit, adjusted net income and adjusted EBITDA were unfavorably impacted by lower sales and a lower gross margin compared with the first half of the prior fiscal year.

The decrease in gross profit and margin were due to lower sales volume and an unfavorable project mix. Excluding the results of Energy Steel, gross margin was 24% and 29% for the first half of fiscal 2020 and fiscal 2019, respectively.

SG&A in the first half of fiscal 2020 was $8.4 million, down 10% or $1.0 million. Excluding Energy Steel, SG&A was down $0.3 million. As a percent of sales, SG&A was 20% in the first half of fiscal 2020 compared with 18% in the same prior-year period.

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Graham Corporation Reports Fiscal 2020 Second Quarter and First Half Results

October 30, 2019

Balance Sheet Remains Strong

Cash, cash equivalents and investments at September 30, 2019 were $73.8 million, up from $72.6 million at June 30, 2019 and down from $77.8 million at March 31, 2019.

Cash used by operations in the first half of fiscal 2020 was $1.9 million, compared with cash provided by operations of $5.1 million in the first half of fiscal 2019. The decrease was primarily the result of lower net income and the timing of changes in working capital.

Capital expenditures were $0.7 million in the first half of fiscal 2020 compared with $0.4 million in the first half of fiscal 2019. The Company continues to expect capital expenditures for fiscal 2020 to be between $2.5 million and $2.8 million, the majority of which are expected to be used for productivity enhancements.

Dividend payments were $2.1 million and $1.9 million in the first half of fiscal 2020 and fiscal 2019, respectively.

Graham had neither borrowings under its credit facility, nor any long-term debt outstanding, at September 30, 2019.

Backlog and Orders Impacted by Timing

Backlog at the end of the second quarter of fiscal 2020 was $127.8 million, up from $117.2 million at the end of the trailing quarter. The increase primarily relates to the refining business, partially offset by a decrease in backlog for the chemical/petrochemical business.

The Company believes that its backlog mix by industry highlights the success of its diversification strategy to increase sales to the U.S. Navy. Backlog by industry at September 30, 2019 was approximately:

•	48% for U.S. Navy projects

•	32% for refinery projects

•	16% for chemical/petrochemical projects

•	4% for power projects and other industrial applications

The expected timing for the Company’s backlog to convert to sales is as follows:

•	Within next 12 months:	55% to 60%

•	Within 12 to 24 months:	10% to 15%

•	Beyond 24 months:	25% to 35%

Orders were $32.6 million in the second quarter of fiscal 2020, relatively comparable with the prior-year second quarter. The global refining industry contributed a $7.4 million increase which was offset by $5.2 million and $1.9 million decreases in orders from the chemical/petrochemical and other commercial, industrial and defense markets. Orders in the fiscal 2019 quarter included $2.3 million for the recently divested Energy Steel business. In the fiscal 2020 second quarter, orders from U.S. customers were $10.8 million, or 33% of total orders, and orders from international markets were $21.8 million, or 67%. This compares with 58% from the U.S. and 42% from international markets in the second quarter of fiscal 2019.

The comparison of orders in the first half of fiscal 2020 versus the same prior-year period is impacted by timing. Excluding Energy Steel, orders in the first half of fiscal 2020 were $44.6 million, compared with $50.1 million in the first half of fiscal 2019 on the same basis. The Company continues to expect that it will achieve a fiscal 2020 book-to-bill ratio in excess of 1x.

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Graham Corporation Reports Fiscal 2020 Second Quarter and First Half Results

October 30, 2019

Graham believes that the balance between domestic and international orders, as well as orders by industry, will continue to be variable between quarters.

Reaffirming FY 2020 Guidance

Based on its near-term order outlook, Graham is reaffirming its fiscal 2020 guidance which excludes the divested Energy Steel business, as follows:

•	Revenue anticipated to be between $100 million and $105 million. For fiscal 2019, consolidated revenue excluding Energy Steel was $83.5 million.

•	Gross margin expectations between 24% and 26%

•	SG&A expense expected to be between $17 million and $18 million

•	Effective tax rate anticipated to be approximately 20%

Mr. Lines concluded, “Our team has been very deliberate in the execution of our strategies to strengthen our growth and profitability. These actions include continuing to expand our revenue from the U.S. Navy as well as our large global installed base, and leveraging our supply chain for growth with minimal fixed cost investments. We have been undertaking several initiatives to execute each strategy, which we believe are driving activity in our bidding pipeline and positioning Graham to continue to differentiate ourselves. We believe that execution of these strategies, both organically and inorganically, will create an even stronger, less cyclical Graham in the long term.”

Webcast and Conference Call

Graham’s management will host a conference call and live webcast today at 11:00 a.m. Eastern Time to review its financial condition and operating results for the second quarter and first six months of fiscal 2020, as well as its strategy and outlook. The review will be accompanied by a slide presentation which will be made available immediately prior to the conference call on Graham’s website at www.graham-mfg.com under the heading “Investor Relations.” A question-and-answer session will follow the formal presentation.

Graham’s conference call can be accessed by calling (201) 689-8560. Alternatively, the webcast can be monitored on Graham’s website at www.graham-mfg.com under the heading “Investor Relations.”

A telephonic replay will be available from 2:00 p.m. ET today through Wednesday, November 6, 2019. To listen to the archived call, dial (412) 317-6671 and enter conference ID number 13694762. A transcript of the call will be placed on Graham’s website, once available.

ABOUT GRAHAM CORPORATION

Graham is a global business that designs, manufactures and sells critical equipment for the energy, defense and chemical/petrochemical industries. Energy markets include oil refining, cogeneration, and alternative power. For the defense industry, the Company’s equipment is used in nuclear propulsion power systems for the U.S. Navy. Graham’s global brand is built upon world-renowned engineering expertise in vacuum and heat transfer technology, responsive and flexible service and unsurpassed quality. Graham designs and manufactures custom-engineered ejectors, vacuum pumping systems, surface condensers and vacuum systems. Graham’s equipment can also be found in other diverse applications such as metal refining, pulp and paper processing, water heating, refrigeration, desalination, food processing, pharmaceutical, heating, ventilating and air conditioning. Graham’s reach spans the globe and its equipment is installed in facilities from North and South America to Europe, Asia, Africa and the Middle East.

Graham routinely posts news and other important information on its website, www.graham-mfg.com, where additional comprehensive information on Graham Corporation and its subsidiaries can be found.

Safe Harbor Regarding Forward Looking Statements

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.

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Graham Corporation Reports Fiscal 2020 Second Quarter and First Half Results

October 30, 2019

Forward-looking statements are subject to risks, uncertainties and assumptions and are identified by words such as “expects,” “estimates,” “confidence,” “projects,” “typically,” “outlook,” “anticipates,” “believes,” “appears,” “could,” “opportunities,” “seeking,” “plans,” “aim,” “pursuit,” “look towards” and other similar words. All statements addressing operating performance, events, or developments that Graham Corporation expects or anticipates will occur in the future, including but not limited to, expected expansion and growth opportunities within its domestic and international markets, anticipated revenue, the timing of conversion of backlog to sales, market presence, profit margins, tax rates, foreign sales operations, its ability to improve cost competitiveness, customer preferences, changes in market conditions in the industries in which it operates, the effect on its business of volatility in commodities prices, changes in general economic conditions and customer behavior, forecasts regarding the timing and scope of the economic recovery in its markets, its acquisition and growth strategy and its operations in China and other international locations, are forward-looking statements. Because they are forward-looking, they should be evaluated in light of important risk factors and uncertainties. These risk factors and uncertainties are more fully described in Graham Corporation’s most recent Annual Report filed with the Securities and Exchange Commission, included under the heading entitled “Risk Factors.”

Should one or more of these risks or uncertainties materialize, or should any of Graham Corporation’s underlying assumptions prove incorrect, actual results may vary materially from those currently anticipated. In addition, undue reliance should not be placed on Graham Corporation’s forward-looking statements. Except as required by law, Graham Corporation disclaims any obligation to update or publicly announce any revisions to any of the forward-looking statements contained in this news release.

For more information contact:

Jeffrey F. Glajch	Deborah K. Pawlowski / Karen L. Howard
Vice President – Finance and CFO	Kei Advisors LLC
Phone: (585) 343-2216	Phone: (716) 843-3908 / (716) 843-3942
jglajch@graham-mfg.com	dpawlowski@keiadvisors.com / khoward@keiadvisors.com

FINANCIAL TABLES FOLLOW.

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Graham Corporation Reports Fiscal 2020 Second Quarter and First Half Results

October 30, 2019

Graham Corporation

Second Quarter Fiscal 2020

Consolidated Statements of Income - Unaudited

(Amounts in thousands, except per share data)

	Three Months Ended September 30,			Six Months Ended September 30,
	2019	2018	% Change	2019	2018	% Change
Net sales	$21,643	$21,441	1%	$42,236	$50,992	(17%)
Cost of products sold	16,695	15,214	10%	32,574	37,623	(13%)

Gross profit	4,948	6,227	(21%)	9,662	13,369	(28%)
Gross margin	22.9%	29.0%		22.9%	26.2%
Other expenses and income:
Selling, general and administrative	3,847	4,718	(18%)	8,403	9,269	(9%)
Selling, general and administrative – amortization	—	60	(100%)	11	119	(91%)
Other expense	—	—	NA	523	—	NA

Operating profit	1,101	1,449	(24%)	725	3,981	(82%)

Operating margin	5.1%	6.8%		1.7%	7.8%
Other income	(87)	(206)	(58%)	(174)	(412)	(58%)
Interest income	(363)	(351)	3%	(762)	(640)	19%
Interest expense	4	1	NA	7	3	NA

Income before provision for income taxes	1,547	2,005	(23%)	1,654	5,030	(67%)
Provision for income taxes	342	178	92%	367	880	(58%)

Net income	$1,205	$1,827	(34%)	$1,287	$4,150	(69%)

Per share data:
Basic:
Net income	$0.12	$0.19	(37%)	$0.13	$0.42	(69%)

Diluted:
Net income	$0.12	$0.19	(37%)	$0.13	$0.42	(69%)

Weighted average common shares outstanding:
Basic	9,883	9,832		9,869	9,810
Diluted	9,885	9,848		9,872	9,826
Dividends declared per share	$0.11	$0.10		$0.21	$0.19

N/A: Not Applicable

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Graham Corporation Reports Fiscal 2020 Second Quarter and First Half Results

October 30, 2019

Graham Corporation

Second Quarter Fiscal 2020

Consolidated Balance Sheets - Unaudited

(Amounts in thousands, except per share data)

	September 30, 2019	March 31, 2019
Assets
Current assets:
Cash and cash equivalents	$11,882	$15,021
Investments	61,914	62,732
Trade accounts receivable, net of allowances ($26 and $33 at September 30 and March 31, 2019, respectively)	12,120	17,582
Unbilled revenue	13,036	7,522
Inventories	23,597	24,670
Prepaid expenses and other current assets	1,165	1,333
Income taxes receivable	840	1,073
Assets held for sale	—	4,850

Total current assets	124,554	134,783
Property, plant and equipment, net	16,761	17,071
Prepaid pension asset	4,702	4,267
Operating lease assets	312	—
Other assets	135	149

Total assets	$146,464	$156,270

Liabilities and stockholders’ equity
Current liabilities:
Current portion of capital lease obligations	$50	$51
Accounts payable	7,617	12,405
Accrued compensation	5,273	5,126
Accrued expenses and other current liabilities	2,443	2,933
Customer deposits	29,609	30,847
Operating lease liabilities	148	—
Liabilities held for sale	—	3,525

Total current liabilities	45,140	54,887
Capital lease obligations	71	95
Operating lease liabilities	157	—
Deferred income tax liability	1,283	1,056
Accrued pension liability	704	662
Accrued postretirement benefits	614	604

Total liabilities	47,969	57,304

Stockholders’ equity:
Preferred stock, $1.00 par value, 500 shares authorized	—	—
Common stock, $.10 par value, 25,500 shares authorized, 10,699 and 10,650 shares issued and 9,883 and 9,843 shares outstanding at September 30 and March 31, 2019, respectively outstanding at September 30 and March 31, 2019, respectively	1,070	1,065
Capital in excess of par value	25,714	25,277
Retained earnings	92,979	93,847
Accumulated other comprehensive loss	(8,667)	(8,833)
Treasury stock (816 and 807 shares at September 30 and March 31, 2019, respectively)	(12,601)	(12,390)

Total stockholders’ equity	98,495	98,966

Total liabilities and stockholders’ equity	$146,464	$156,270

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Graham Corporation Reports Fiscal 2020 Second Quarter and First Half Results

October 30, 2019

Graham Corporation

Second Quarter Fiscal 2020

Consolidated Statements of Cash Flows – Unaudited

(Amounts in thousands)

	Six Months Ended September 30,
	2019	2018
Operating activities:
Net income	$1,287	$4,150
Adjustments to reconcile net income to net cash (used) provided by operating activities:
Depreciation	980	980
Amortization	11	119
Amortization of unrecognized prior service cost and actuarial losses	498	437
Equity-based compensation expense	412	534
Loss on disposal or sale of property, plant and equipment	—	30
Loss on sale of Energy Steel	87	—
Deferred income taxes	119	207
(Increase) decrease in operating assets:
Accounts receivable	5,287	2,656
Unbilled revenue	(5,514)	(5,276)
Inventories	990	3,652
Prepaid expenses and other current and non-current assets	109	(679)
Income taxes receivable	233	(303)
Operating lease assets	138	—
Prepaid pension asset	(435)	(576)
Increase (decrease) in operating liabilities:
Accounts payable	(4,721)	(6,097)
Accrued compensation, accrued expenses and other current and non-current liabilities	(268)	1,086
Customer deposits	(1,116)	4,096
Operating lease liabilities	(64)	—
Long-term portion of accrued compensation, accrued pension liability and accrued postretirement benefits	52	59

Net cash (used) provided by operating activities	(1,915)	5,075

Investing activities:
Purchase of property, plant and equipment	(679)	(367)
Proceeds from the sale of Energy Steel	602	—
Purchase of investments	(82,414)	(64,611)
Redemption of investments at maturity	83,232	45,023

Net cash provided (used) by investing activities	741	(19,955)

Financing activities:
Principal repayments on capital lease obligations	(25)	(52)
Issuance of common stock	—	171
Dividends paid	(2,075)	(1,868)
Purchase of treasury stock	(230)	(146)

Net cash used by financing activities	(2,330)	(1,895)

Effect of exchange rate changes on cash	(187)	(303)

Net decrease in cash and cash equivalents, including cash classified within current assets held for sale	(3,691)	(17,078)
Plus: Net decrease in cash classified within current assets held for sale	552	—

Net decrease in cash and cash equivalents	(3,139)	(17,078)
Cash and cash equivalents at beginning of period	15,021	40,456

Cash and cash equivalents at end of period	$11,882	$23,378

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Graham Corporation Reports Fiscal 2020 Second Quarter and First Half Results

October 30, 2019

Graham Corporation

Second Quarter Fiscal 2020

Adjusted Net Income Reconciliation - Unaudited

(Amounts in thousands, except per share data)

	Three Months Ended				Six Months Ended
	September 30,				September 30,
	2019		2018		2019		2018
		Per Diluted Share		Per Diluted Share		Per Diluted Share		Per Diluted Share
Net income	$1,205	$0.12	$1,827	$0.19	$1,287	$0.13	$4,150	$0.42
+ Loss on sale of commercial nuclear utility business	—	—	—	—	87	0.01	—	—
+ Operating loss of commercial nuclear utility business	—	—	683	0.07	1,016	0.10	1,181	0.12
- Tax effect of above	—	—	(120)	(0.02)	(203)	(0.02)	(219)	(0.02)

Adjusted net income	$1,205	$0.12	$2,390	$0.24	$2,187	$0.22	$5,112	$0.52

Non-GAAP Financial Measure:

Adjusted net income is defined as GAAP net income excluding the operating loss and loss on the sale of the commercial nuclear utility business. Adjusted net income is not a measure determined in accordance with generally accepted accounting principles in the United States, commonly known as GAAP. Nevertheless, Graham believes that providing non-GAAP information such as adjusted net income is important for investors and other readers of Graham’s financial statements, as it is used as an analytical indicator by Graham’s management to better understand operating performance. Because adjusted net income is a non-GAAP measure and is thus susceptible to varying calculations, adjusted net income, as presented, may not be directly comparable to other similarly titled measures used by other companies.

Graham Corporation

Second Quarter Fiscal 2020

Adjusted Operating Profit Reconciliation - Unaudited

(Amounts in thousands)

	Three Months Ended		Six Months Ended
	September 30,		September 30,
	2019	2018	2019	2018
Operating profit	$1,101	$1,449	$725	$3,981
+ Loss on sale of commercial nuclear utility business	—	—	87	—
+ Operating loss of commercial nuclear utility business	—	683	1,016	1,181

Adjusted operating profit	$1,101	$2,132	$1,828	$5,162

Adjusted operating margin %	5.1%	10.9%	4.5%	11.2%

Non-GAAP Financial Measure:

Adjusted operating profit is defined as consolidated operating profit before the operating loss and loss on the sale of the commercial nuclear utility business. Adjusted operating margin is Adjusted operating profit divided by sales excluding sales of the commercial nuclear utility business. Adjusted operating profit and Adjusted operating margin are not measures determined in accordance with generally accepted accounting principles in the United States, commonly known as GAAP. Nevertheless, Graham believes that providing non-GAAP information such as Adjusted operating profit and Adjusted operating margin are important for investors and other readers of Graham’s financial statements, as they are used as analytical indicators by Graham’s management to better understand operating performance. Because Adjusted operating profit and Adjusted operating margin are non-GAAP measures and are thus susceptible to varying calculations, Adjusted operating profit and Adjusted operating margin, as presented, may not be directly comparable to other similarly titled measures used by other companies.

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Graham Corporation Reports Fiscal 2020 Second Quarter and First Half Results

October 30, 2019

Graham Corporation

Second Quarter Fiscal 2020

Adjusted EBITDA Reconciliation - Unaudited

(Amounts in thousands)

	Three Months Ended		Six Months Ended
	September 30,		September 30,
	2019	2018	2019	2018
Net income	$1,205	$1,827	$1,287	$4,150
+ Net interest income	(359)	(350)	(755)	(637)
+ Income taxes	342	178	367	880
+ Depreciation & amortization	490	550	991	1,099
+ Loss on sale of commercial nuclear utility business	—	—	87	—
+ Operating loss of commercial nuclear utility business	—	683	1,016	1,181

Adjusted EBITDA	$1,678	$2,888	$2,993	$6,673

Adjusted EBITDA margin %	7.8%	14.7%	7.3%	14.4%

Non-GAAP Financial Measure:

Adjusted EBITDA is defined as consolidated net income before interest expense and income, income taxes, depreciation and amortization, and the operating loss and loss on the sale of the commercial nuclear utility business. Adjusted EBITDA margin is adjusted EBITDA divided by sales excluding sales of the commercial nuclear utility business. Adjusted EBITDA and adjusted EBITDA margin are not measures determined in accordance with generally accepted accounting principles in the United States, commonly known as GAAP. Nevertheless, Graham believes that providing non-GAAP information such as adjusted EBITDA and adjusted EBITDA margin are important for investors and other readers of Graham’s financial statements, as they are used as analytical indicators by Graham’s management to better understand operating performance. Graham’s credit facility also contains ratios based on EBITDA. Because adjusted EBITDA and adjusted EBITDA margin are non-GAAP measures and are thus susceptible to varying calculations, adjusted EBITDA and adjusted EBITDA margin, as presented, may not be directly comparable to other similarly titled measures used by other companies.

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Graham Corporation Reports Fiscal 2020 Second Quarter and First Half Results

October 30, 2019

Graham Corporation

Second Quarter Fiscal 2020

Additional Information - Unaudited

ORDER & BACKLOG TREND

($ in millions)
	Q119 Total	Q219 Total	Q319 Total	Q419 Total	FY2019 Total	Q120 Total	Q220 Total
Orders	$22.0	$34.4	$23.2	$21.6	$101.2	$15.1	$32.6
Backlog	$114.9	$127.8	$133.7	$132.1	$132.1	$117.2	$127.8

SALES BY INDUSTRY FY 2020

($ in millions)
FY 2020	Q1 6/30/19	% of Total	Q2 9/30/19	% of Total
Refining	$7.5	36%	$6.3	29%
Chemical/ Petrochemical	$7.1	35%	$10.5	48%
Power	$1.4	7%	$0.5	3%
Other Commercial, Industrial and Defense	$4.6	22%	$4.3	20%

Total	$20.6		$21.6

SALES BY INDUSTRY FY 2019

($ in millions)
FY 2019	Q1 6/30/18	% of Total	Q2 9/30/18	% of Total	Q3 12/31/18	% of Total	Q4 3/31/19	% of Total	FY2019	% of Total
Refining	$19.8	67%	$9.7	45%	$6.6	39%	$9.6	41%	$45.6	50%
Chemical/ Petrochemical	$3.0	10%	$3.8	18%	$2.9	17%	$7.4	31%	$17.1	18%
Power	$3.1	10%	$2.1	10%	$2.7	15%	$2.0	8%	$9.9	11%
Other Commercial, Industrial and Defense	$3.7	13%	$5.8	27%	$5.0	29%	$4.6	20%	$19.1	21%

Total	$29.6		$21.4		$17.2		$23.6		$91.8

-MORE-

Graham Corporation Reports Fiscal 2020 Second Quarter and First Half Results

October 30, 2019

Graham Corporation

Second Quarter Fiscal 2020

Additional Information - Unaudited

(Continued)

SALES BY REGION FY 2020

($ in millions)
FY 2020	Q1 6/30/19	% of Total	Q2 9/30/19	% of Total
United States	$14.4	70%	$15.7	73%
Middle East	$0.8	4%	$0.5	2%
Asia	$3.2	16%	$1.0	5%
Other	$2.2	10%	$4.4	20%

Total	$20.6		$21.6

SALES BY REGION FY 2019

($ in millions)
FY 2019	Q1 6/30/18	% of Total	Q2 9/30/18	% of Total	Q3 12/31/18	% of Total	Q4 3/31/19	% of Total	FY2019	% of Total
United States	$13.5	46%	$15.0	70%	$14.3	83%	$16.6	70%	$59.4	65%
Middle East	$0.4	1%	$0.5	2%	$0.8	5%	$0.9	4%	$2.6	3%
Asia	$2.7	9%	$1.9	9%	$1.0	6%	$4.7	20%	$10.2	11%
Other	$13.0	44%	$4.0	19%	$1.1	7%	$1.4	6%	$19.6	21%

Total	$29.6		$21.4		$17.2		$23.6		$91.8

-END-